Exhibit 1.1

CERTIFICATE OF AMENDMENT

OF

GLOBAL BUSINESS SERVICES, INC.

1.      The name of the corporation is:    Global Business Services, Inc.

2.      The Certificate of Incorporation of the corporation is hereby amended as follows:

The name of the corporation shall be changed to Energetics Holdings, Inc.

 3.      This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 20th day of November, 2007.